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                                                                    EXHIBIT 99.3


BURNHAM PACIFIC                                                    PRESS RELEASE
---------------


                                                                        CONTACT:
                                        DANIEL B. PLATT, CHIEF FINANCIAL OFFICER
                                                               TEL: 619-652-4700
                                                               FAX: 619-652-4711
                                                                DBPLATT@BPAC.COM


          BURNHAM PACIFIC PROPERTIES, INC. RESPONDS TO SCHOTTENSTEIN'S
                                     LETTER

SAN DIEGO, July 14, 1999 -- Burnham Pacific Properties, Inc. (NYSE: BPP) responded today to a letter dated July 12, 1999 sent to the Company on behalf of Schottenstein Stores. In its response, the Company assured Schottenstein Stores that its Board of Directors has been seriously reviewing the Schottenstein offer and its revised offer, and that its Board of Directors remains committed to acting in the best interests of all of the Company's shareholders. The Company also stated that a representative of the Company will contact Schottenstein or its financial advisor once the Board of Directors is in a position to make an informed response to the Schottenstein proposal. The letter from the Company also indicated that its financial advisor, Goldman Sachs & Co., has been in contact with Schottenstein's financial advisor, has offered to meet with them and has communicated to them that the Company is seriously reviewing the Schottenstein proposal. A copy of the letter from the Company to Schottenstein Stores is attached to this press release.

         Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be obtained by calling 800.462.5181, or visiting the Company's web site at WWW.BURNHAMPACIFIC.COM.

         This news release contains forward-looking statements regarding future events or financial performance of the Company. These statements are only predictions and actual events or results may differ materially. Investors should refer to the documents the Company files from time to time with the Securities and Exchange Commission, specifically the cautionary statement identifying certain factors that could affect future results included in the "Risk Factors" section of the Company's most recently filed Registration Statement and in the "Forward Looking Statements & Certain Risk Factors" section of the Company's most recently filed Form 10-K.


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(Letter follows)

    July 13, 1999

    Mr. Jay Schottenstein
    Schottenstein Stores Corporation
    c/o Weil, Gotshal & Manges
    767 Fifth Avenue
    New York, NY 10153
    Attn: Mr. J. Philip Rosen

    Dear Mr. Schottenstein:

         I am in receipt of your letter sent on behalf of Schottenstein
    Stores, dated July 12, 1999. The Board of Directors of Burnham Pacific has been seriously reviewing the Schottenstein offer and will seriously review its revised offer in due course. The Board of Directors remains committed to acting in the best interests of all Burnham Pacific shareholders. Our financial and legal advisors are in the process of preparing to meet with the Board of Directors to discuss the Schottenstein proposal. To this end, Goldman Sachs & Co., at our instruction, has been in contact with Donaldson, Lufkin & Jenrette. It is my understanding that Goldman Sachs offered to meet with representatives of Donaldson, Lufkin & Jenrette and has communicated to them that our Board of Directors is seriously reviewing the Schottenstein proposal.

         As soon as the Board of Directors of Burnham Pacific is in a position to make an informed response to the Schottenstein proposal, an appropriate representative of Burnham Pacific will contact you or your financial advisor.

    Very truly yours,
    J. David Martin
    Chief Executive Officer

    JDM:pme
    cc:  Burnham Pacific Board of Directors

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